Filed pursuant to Rule 433
Registration Statement No. 333-151501
April 6, 2010

Issuer:	United Mexican States
Transaction:	Re-opening of 6.05% Global Notes due 2040
Issue Currency:	U.S. dollars
Issue Size:	U.S. $1,000,000,000 (brings total size to U.S. $3,250,000,000)
Ratings:	Baa1(stable)/BBB(stable)/BBB(stable) (Moody’s/Standard & Poor’s/Fitch)
Maturity Date:	January 11, 2040
Pricing Date:	April 6, 2010
Settlement Date:	April 13, 2010 (T+5). It is expected that delivery of the Notes will be made against payment therefor on the fifth day following the Pricing Date of the Notes (such settlement cycle being referred to herein as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing or the next business day should consult their own advisors.
Coupon:	6.05%
Re-offer price:	97.724% , plus accrued interest from January 11, 2010
Yield:	6.218%
Interest Payment Dates:	January 11 and July 11 of each year, commencing July 11, 2010 (subject to interest payment date convention disclosed in the prospectus supplement)
Fungibility:	The Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,250,000,000 6.05% Global Notes due 2040 (CUSIP No. 91086QAV0, ISIN US91086QAV05)

Optional Redemption:	Make-Whole Call at Treasuries + 30 bps (at any time, from time to time prior to maturity upon giving no less than 30 days notice)
Denominations:	U.S. $2,000 and integral multiples thereof
Day Count:	30/360
Underwriters Discount:	0.25%
Listing:	Luxembourg Stock Exchange — Euro MTF Market Luxembourg
CUSIP/ISIN:	91086QAV0 / US91086QAV05
Joint Bookrunners /Allocation:	Credit Suisse Securities (USA) LLC (50%) Goldman, Sachs & Co. (50%)
A prospectus supplement and prospectus of Mexico, each dated July 18, 2008, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012308008057/y60062b2e424b2.htm. A pricing supplement for the 2040 Notes dated September 18, 2009 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012309044881/c90401e424b2.htm
Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2008 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012309051061/c91167e18vk.htm; http://www.sec.gov/Archives/edgar/data/101368/000095012309051061/c91167exv99wd.htm; and http://www.sec.gov/Archives/edgar/data/101368/000095012309051061/c91167exv99we.htm.
Amendments to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2008, including each of Mexico’s recent developments sections, are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012310001508/c94535e18vkza.htm and http://www.sec.gov/Archives/edgar/data/101368/000095012310001508/c94535exv1.htm for Amendment No. 1 filed with the Commission on January 11, 2010, and http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730e18vkza.htm; http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv1.htm; http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv2.htm; http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv3.htm; and http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv4.htm for Amendment No. 2 filed with the Commission on January 19, 2010, and http://www.sec.gov/Archives/edgar/data/101368/000095012310020843/c97319e18vkza.htm and http://www.sec.gov/Archives/edgar/data/101368/000095012310020843/c97319exv1.htm for Amendment No. 3 filed with the Commission on March 4, 2010, and http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672e18vkza.htm;

http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672exv1.htm; http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672exv2.htm; http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672exv3.htm; and http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672exv4.htm for Amendment No. 4 filed with the Commission on March 11, 2010, and http://www.sec.gov/Archives/edgar/data/101368/000095012310032225/c98912e18vkza.htm and http://www.sec.gov/Archives/edgar/data/101368/000095012310032225/c98912exv1.htm for Amendment No. 5 filed with the Commission on April 6, 2010.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at toll-free 1-800-221-1037 or Goldman, Sachs & Co. Incorporated at toll-free 1-866-471-2526.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.